Exhibit 99.1

            Zale Corporation Announces First Quarter Earnings Results

     DALLAS--(BUSINESS WIRE)--Nov. 16, 2005--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today announced a net loss, of $23.7 million, or $0.47 per share, for the Company's first quarter ended October 31, 2005. This loss includes an after-tax non-cash impairment charge related to the closing of approximately 30 Bailey Banks & Biddle locations of $5.3 million, or $0.10 per share. Excluding the non-cash impairment charge, the Company reported a net loss of $18.4 million, or $0.36 per share. For the same period last year, the Company reported a net loss of $10.9 million, or $0.21 per share.
     Total revenues for the quarter ended October 31, 2005 were $428 million compared to $423 million last year, an increase of 1.2%. Comparable store sales for the first quarter decreased 1.2%.
     "Our earnings performance was negatively affected by the repositioning at the Zales brand," commented Mary L. Forte, President and Chief Executive Officer. "The many new initiatives at Zales created more short-term disruption than we anticipated, including temporarily extending the lead time for receipt of new merchandise. Additionally, as part of our strategy, we shifted away from several low margin promotional sales events in the quarter, which had a negative impact on the Zales business. We have made a number of significant changes at the Zales brand in a fairly condensed period, but we believe these changes are essential to successfully reposition Zales for long-term market share growth."
     Ms. Forte continued, "While we are disappointed in these temporary execution issues, we remain focused on our plan. Our $45 million stock repurchase during the first quarter signifies the confidence we have in our business. We are aggressively flowing new merchandise to our stores and we believe our inventory position will be appropriate to meet our goals this Holiday season. We continue to be pleased with the customer response to our new merchandise assortments, which we believe will drive market share gains this Holiday."
     The Company further commented that it was not changing its previously issued second quarter earnings per share estimate.
     As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
     Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,375 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

     This release contains forward-looking statements, including statements regarding the Company's sales and earnings guidance for the second quarter of fiscal year 2006, inventory management and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                        ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                                   Three Months Ended
                                                       October 31,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Total Revenues                                     $427,639  $422,773
Costs and Expenses:
  Cost of Sales                                     208,812   205,280
  Selling, General and Administrative Expenses      237,255   217,031
  Cost of Insurance Operations                        1,825     1,436
  Depreciation and Amortization Expense              15,294    14,204
                                                   --------- ---------
Operating Loss                                      (35,547)  (15,178)
Interest Expense, Net                                 2,354     2,175
                                                   --------- ---------
Loss Before Income Taxes                            (37,901)  (17,353)
Income Taxes                                        (14,240)   (6,420)
                                                   --------- ---------
Net Loss                                           $(23,661) $(10,933)
                                                   ========= =========


Loss Per Common Share
  Basic                                              $(0.47)   $(0.21)
  Diluted                                            $(0.47)   $(0.21)

Weighted Average Number of Common Shares
 and Common Share Equivalents Outstanding:
  Basic                                              50,599    51,898
  Diluted                                            50,599    51,898



                        ZALE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)
                                   (unaudited)

                                   October 31   July 31,   October 31
                                      2005        2005        2004
ASSETS
Current Assets:
  Cash and Cash Equivalents           $40,361     $55,446     $41,953
  Merchandise Inventories           1,007,244     853,580   1,041,179
  Other Current Assets                 86,900      64,042      63,215
                                   ----------- ----------- -----------
Total Current Assets                1,134,505     973,068   1,146,347

Property and Equipment, Net           283,638     282,033     276,469
Goodwill, Net                          93,361      90,774      91,034
Other Assets                           33,153      35,025      35,143
                                   ----------- ----------- -----------
Total Assets                       $1,544,657  $1,380,900  $1,548,993
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS'
 INVESTMENT
Current Liabilities:
  Accounts Payable and Accrued
   Liabilities                       $389,956    $306,964    $453,025
  Deferred Tax Liability, Net          56,373      56,356      51,289
                                   ----------- ----------- -----------
Total Current Liabilities             446,329     363,320     504,314

Non-current Liabilities                35,920      37,325      40,552
Non-current Tax Liability, Net         13,966      13,850       5,965
Long-term Debt                        270,200     129,800     271,000
Long-Term Accrued Rent                 20,936      19,017      18,126

Commitments and Contingencies             ---         ---         ---
Stockholders' Investment:
  Common Stock                            531         531         522
  Additional Paid-In Capital           91,171      88,970      67,897
  Accumulated Other Comprehensive
   Income                              30,374      24,119      22,218
  Accumulated Earnings                731,576     755,237     637,530
  Deferred Compensation                (1,110)     (1,269)     (1,874)
                                   ----------- ----------- -----------
                                      852,542     867,588     726,293
  Treasury Stock                      (95,236)    (50,000)    (17,257)
                                   ----------- ----------- -----------
Total Stockholders' Investment        757,306     817,588     709,036
                                   ----------- ----------- -----------

                                   ----------- ----------- -----------
Total Liabilities and Stockholders'
 Investment                        $1,544,657  $1,380,900  $1,548,993
                                   =========== =========== ===========



     CONTACT: Zale Corporation
              David H. Sternblitz, 972-580-5047
              Vice President and Treasurer